Exhibit 5.01
November 23, 2007
Citigroup Inc.
399 Park Avenue
New York, New York 10043
Ladies and Gentlemen:
     I am the General Counsel, Finance and Capital Markets of Citigroup Inc., a Delaware corporation (the “Company”). I refer to the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Post-Effective Amendment No. 3 to Registration Statement on Form S-3, Reg. No. 333-135163 (as so amended, the “Registration Statement”) relating to junior subordinated debt securities (the “Junior Subordinated Debt Securities”) issued in connection with the offering by certain affiliated business trusts of the Company of enhanced capital securities, certain payments in respect of which will be guaranteed by the Company (the “Guarantees”). The Junior Subordinated Debt Securities being registered under the Registration Statement will be offered on a continued or delayed basis pursuant to the provisions of Rule 415 under the Securities Act of 1933, as amended (the “Act”).
     Unless otherwise provided in any prospectus forming a part of the Registration Statement, the Junior Subordinated Debt Securities will be issued under an Indenture (the “Junior Indenture”), to be entered into between the Company and The Bank of New York (the “Junior Trustee”), as Trustee. The form of Junior Indenture is attached as an exhibit to the Registration Statement.
     I, or attorneys under my supervision, have examined and are familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In such examination, I (or such persons) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me (or such persons) as originals, the conformity to original documents of all documents submitted to me (or such persons) as certified or photostatic copies and the authenticity of the originals of such copies.
     Based upon and subject to the foregoing and assuming that (i) a Prospectus and/or term sheet will have been prepared and filed with the Commission describing the Junior Subordinated Debt Securities offered thereby and will comply with all applicable laws; (ii) all Junior Subordinated Debt Securities will be issued and sold in compliance with applicable federal and state laws and in the manner stated in the Registration Statement and the Prospectus Supplement and/or term sheet; (iii) the definitive Junior Indenture and a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to the Junior Subordinated Debt Securities offered or issued will have been duly authorized and validly executed and delivered by the parties thereto; (iv) the Junior Subordinated Debt Securities will be sold and delivered at the price and in accordance with the terms of such agreement and as set forth in the Registration Statement and the Prospectus or term sheet(s) referred to therein; and (v) the Company will authorize the offering and issuance of the Junior Subordinated Debt Securities and the terms and conditions thereof and will take any other appropriate additional corporate action, I am of the opinion that:
     Assuming the due authorization, execution, and delivery of the Junior Indenture by the Junior Trustee, and due execution, authentication and delivery of the Junior Subordinated Debt Securities in accordance with the terms of the Junior Indenture, when such Junior Subordinated Debt Securities have been issued and sold in the manner contemplated by the Registration Statement, such Junior Subordinated Debt Securities will be legal, valid and binding obligations of the Company and will be entitled to the benefits of the Junior Indenture.
     Insofar as my opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, it is subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, regardless of whether such is considered in a proceeding in equity or at law.
     I note that Section 13.5 of the Junior Indenture provides that, under certain circumstances, the Company will be obligated to use its commercially reasonable efforts to sell shares of its common stock and to apply the proceeds from such sale to pay interest on the Junior Subordinated Debt Securities that was deferred in accordance with Section 13.1 of the Junior Indenture, and that the Company shall be deemed not to have used its commercially reasonable efforts if it determines not to effect such sale solely due to pricing considerations. In addition, Section 13.5 of the Junior Indenture provides that, under certain circumstances, the Company will be obligated to increase the Share Cap Amount (as defined in the Junior Indenture) to an amount that would allow the Company to raise sufficient proceeds from the sale of its common stock to satisfy its obligation to pay deferred interest on the Junior Subordinated Debt Securities, including through the increase of the number of shares of capital stock which the Company is authorized to issue, if necessary. Because the General Corporation Law of the State of Delaware (the DGCL”) reserves to the Board of Directors of the Company (the “Board”) the exclusive authority to issue stock and to determine the price at which such stock is to be issued, and because the DGCL requires the approval of the Board and the stockholders of the Company to amend the Company’s Certificate of Incorporation in order to increase the number of shares of capital stock which the Company is authorized to issue, since the Board has not yet approved the issuance of such shares of common stock or determined the per share price thereof, and since the Board and the stockholders have not approved any such amendment to the Company’s Certificate of Incorporation that could be required, I am not rendering any opinion as to the authorization, issuance or validity of the common stock issuable pursuant to Section 13.5 of the Junior Indenture; in addition, for purposes of the opinion set forth above, I have assumed that the Board will approve such issuance and that the Board and the stockholders of the Company will approve any such required amendment to the Company’s Certificate of Incorporation.
     My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware and such applicable provisions of the Delaware Constitution). I am not admitted to the practice of law in the State of Delaware.
     I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Michael S. Zuckert

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